Exhibit 10.15

July 30, 2014

Jerry Chafkin

[***]

Dear Mr. Chafkin:

Congratulations! We are excited that you’ve decided to join a team of talented and enthusiastic professionals who share a vision of serving advisors who make a difference in the lives of clients. We’re very pleased to offer you the position of Chief Investment Officer, reporting to Charles Goldman, CEO at AssetMark Financial, Inc. and look forward to you joining the team.

Title: Job Location: Start Date:	Executive Vice President, Chief Investment Officer Concord, CA August 18, 2014

Salary:	Your annual salary will be $450,000.00, which equates to a bi-weekly salary of $17,307.69. You will be paid on a bi-weekly basis.

Variable Incentive Compensation:

In addition to your base salary, you are eligible to participate in the Company’s Variable Incentive Compensation Program, which rewards executives for their performance against business and individual goals. The calendar-year program typically pays out on or before March 15th in the year following the performance year.

The annual Variable Incentive Compensation target for your position will be $450,000. For 2014 (payable in early 2015), your target variable incentive compensation will be $180,000 (pro-rated 40% of your normal annual target based on your start date).

Actual award amounts will vary as they are based on your individual performance as well as the performance of the business. In addition, all VIC awards are subject to management discretion. You must be an active executive on the VIC payment date to be eligible to receive an award. Payments under this program are made at the Company’s discretion and the Company may modify, amend or cancel the program at any time.

AssetMark Equity Plan	You will receive an equity option grant of 150 basis points (bps) of equity in AssetMark. 50% of the equity grants are time-vested between the third and fifth anniversary of your employment and 50% are performance-vested, are triggered by a change of control and are calculated based upon a Multiple of Invested Capital (MOIC) between 2.0x and 3.0x. See the attached illustration for possible future valuation of the grant.

Company Note	You will be employed and paid by AssetMark Financial, Inc. (“AssetMark”) formerly known as Centurion Capital Group, Inc. (“CCGI”). All employment documents, whether referencing CCGI or AssetMark, refer to your employment with AssetMark.

1655 Grant Street, 10th Floor, Concord, CA 94520

Jerry Chafkin Offer Letter – Page 2

Hiring Bonus		To facilitate your family’s relocation from the east coast, you will receive a lump sum payment of $40,000, less applicable deductions and withholdings, upon acceptance of this job offer.

If within 24 months of your start date, you voluntarily terminate your employment or are terminated for violation of Company policy, you agree to repay the Company for the full amount of the Hiring Bonus paid to you. You authorize the Company, to the extent permitted by law, to deduct and offset any payments, including but not limited to payments of wages, bonuses, or expenses otherwise owed to you upon termination of employment. If these deductions or offsets are insufficient, you agree to reimburse the Company for the balance.

August 7, 2014
	Legal Signature	Date

Benefits:		We offer a variety of benefits that support our associates at different stages of their careers and lives. Usually within one week of your start date you will be able to enroll in your benefits and set up your payroll information for direct deposit. You will have 30 days from your start date to complete your benefit enrollment.

Severance:		In the event of termination without cause prior to the vesting of all Equity option grants (mentioned above), you will be paid a pro rated portion of your target bonus for any portion of the current bonus year worked but not paid, plus twelve months of regular base pay ($450,000 divided over 26 pay periods) and one bonus payment ($450,000) one year from termination.

Outside Activities:		Activities outside the normal course of work are governed by our policies and practices guidelines. You have made us aware of the following items: 1) your position as a member of the board of Venovate Holdings; 2) your desire to manage your personal assets in a trust through an LLC; and 3) your interest in participating in a high-frequency FX-trading hedge fund (assuming ownership < 20% and you have no management responsibilities). Our preliminary review indicates that these activities will be permitted under AssetMark’s policies, subject to potential guidelines and monitoring.

Paid Time Off:		Paid Time Off (“PTO”) is accrued daily and is equivalent to an annualized number of 20 days per year with scheduled increases based on years of continuous service. The total number of PTO hours you will accrue depends on the date you are hired and may be used for vacation, sick and personal business.

To accept this offer and to ensure an effective transition to our payroll and benefits platforms please sign and return the following documents by fax to (925) 521-2795 or to me by email by close of business within 2 business days of receipt of this offer. This offer is no longer valid if not returned within the stated timeframe.

Please sign and return the following pages

☐	This Offer Letter

☐	Conditions of Employment Acknowledgement

☐	PIIA (Proprietary Information and Inventions Agreement)

☐	Conflicts of Interest Questionnaire

☐	Arbitration Agreement

☐	Non-Solicitation Agreement

Jerry Chafkin Offer Letter – Page 3

Our offer of employment is contingent upon successful completion of Assetmark’s required background investigations, including results from fingerprint submission (if applicable to your position), as described below. Please note that we will contact your current employer immediately to verify employment history, unless you advise us to delay that contact. Your offer of employment may be withdrawn if any component of the background investigations is unsatisfactory.

Individuals who work in, or with, our Investment Adviser business entity and who have access to confidential client or business information or documents may be required, pursuant to securities regulations, to be fingerprinted, even if they will not be registered. Our compliance department will inform you if fingerprinting is required for your position during your orientation process.

Our offer of employment is also contingent upon you having or obtaining proper work authorization in the United States.

Carefully review the “AssetMark Financial, Inc. Accepted Candidates’ Checklist” attached to this offer letter to ensure that you have everything you need to begin your first day at AssetMark along with the other materials in this packet.

We look forward to you joining the team and adding value to how we serve financial advisors and their clients. Not only do we believe you will be a terrific addition to our talented team, but we also believe this position will offer you unique opportunities to develop your career. In the interim, if you have any questions, please feel free to call me at 925-521-2790.

Sincerely,

Gary Zyla

EVP, CFO & Human Resources

Enclosures

OFFER PACKET CHECKLIST

1.	AssetMark Benefits Summary

2.	Code of Ethics and Business Conduct

3.	Conditions of Employment Acknowledgment

4.	PIIA (Proprietary Information and Inventions Agreement)

5.	Conflicts of Interest Questionnaire

6.	Arbitration Agreement

7.	Non-Solicitation Agreement

8.	I-9 List of Acceptable Documents

9.	Compliance Officer Message

10.	Compliance Letter – Exhibit B

11.	New Hire Orientation

I accept this offer of employment from AssetMark Financial, Inc.

August 7, 2014
Legal Signature	Date

Jeremiah H. Chafkin
Please print your full legal name (As it appears on your Social Security Card)